Exhibit 15
                                                                ----------


Reading & Bates Corporation


     We are aware that Reading & Bates Corporation has incorporated by reference in its Registration Statements No. 33-44237, No. 33-50828, No. 33-50565, No. 33-56029, No. 33-61465, No. 33-61471, No. 33-62727, No. 333-
31315  and No. 333-31317 its Form 10-Q for the quarter ended September  30,
1997,  which  includes  our  report dated October  15,  1997  covering  the
unaudited  interim  financial information contained therein.   Pursuant  to
Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



Arthur Andersen LLP

Houston, Texas
October 27, 1997